Exhibit 99.1

El Cajon, California, January 27, 2005

Spectre Gaming Names Veteran Gaming Expert Butch Witcher to its Board of Directors

“Former Grand Casinos’ Executive will Compliment Spectre’s Board”

Spectre Gaming, Inc. (OTCBB: “SGMG”) announced today the appointment of N.D. “Butch” Witcher to the Company’s Board of Directors. The appointment, effective immediately, increases the size of Spectre’s Board to five members.

Mr. Witcher has accumulated 40 years of experience in multi-facility casino operations throughout the United States. He is currently the President of Casino Concepts and Design (CCD), a consulting business he established in 1997 to provide casino management services, product development, slot machine selection, floor layout and design, and employee training. His clients include Lakes Entertainment, Inc. (formerly Grand Casinos, Inc.), Harrah’s of New Orleans, Isle of Capri, Foxwoods Resort Casino and several others.

Prior to founding CCD, Mr. Witcher was Corporate Vice President of Gaming during his seven year tenure at Grand Casinos, Inc., where his duties included casino layout design and selection, purchase and management of table games, slot machines and related gaming products. Previous to his Grand Casinos employment, he also held key executive positions at several leading Nevada casinos, including the Flamingo, Frontier, Tropicana and Dunes hotels, as well as Resorts International and Bally’s Park Place facilities in New Jersey.

“Spectre is thrilled to welcome such a seasoned industry veteran to its Board of Directors,” said Ronald E. Eibensteiner, Company Chairman. “With four decades of experience in virtually every phase of operations, from the casino floor to the high tech design of 21st century gaming products, Butch has seen it all. His “insider’s” perspective and rare entrepreneurial skills can dramatically leverage our Company’s considerable technology and marketing strength. We are confident that with his involvement, Spectre Gaming will develop a real competitive edge as we continue our aggressive growth objectives in this expanding market.”

Spectre Gaming Inc., with offices at 1466 Pioneer Way, El Cajon, California 92020 is a provider of proprietary interactive electronic games to the Native American and charitable gaming markets. The Company designs and develops networks, software and content that provide its customers with a comprehensive gaming system.

This news release contains various “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are intended to be covered by the safe harbors created thereby. Statements made in this release which are not historical in nature, including but not limited to the Company’s ability to develop any competitive advantage in the marketplace, are referred to as forward-looking statements, should be viewed as uncertain and should not be relied upon. Factors that could cause actual results to differ materially from those in forward-looking statements include those set forth in the Company’s annual report on Form 10-KSB for the year ended December 31, 2003, and in other filings made, from time to time, by the Company with the Securities and Exchange Commission, including the Company’s Registration Statement on Form SB-2, filed on January 19, 2005. The forward-looking statements contained herein speak only as of the date when made and the Company does not undertake to update such statements.

Contact: Russell Mix or Brian Niebur, (612) 279-2030